Exhibit 2.2

FIRST AMENDMENT TO SHARE EXCHANGE AGREEMENT

This First Amendment to Share Exchange Agreement (this “Agreement”), dated March 9, 2023 and effective February 15, 2023 (the “Effective Date”), amends that certain Share Exchange Agreement dated March 8, 2023 (the “Share Exchange Agreement”), by and among American International Holdings Corp., a Nevada corporation (the “Company”), Cycle Energy Corp., a Texas corporation (“Cycle Energy”), and Marble Trital, Inc., a New York corporation (the “Cycle Energy Shareholder”), each a “Party” and collectively the “Parties”. Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Share Exchange Agreement.

WHEREAS, after the Share Exchange Agreement was executed, the Parties discovered that the Share Exchange Agreement contained an error in that it provided for the Effective Date (as defined therein) to be December 31, 2022;

WHEREAS, the Effective Date of the Share Exchange Agreement and the Exchange set forth therein should have been February 15, 2023, the date the Share Exchange Agreement was executed; and

WHEREAS, the Parties desire to amend the Share Exchange Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration each of the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1. Amendment to Share Exchange Agreement. Effective as of the Effective Date, each reference in the Share Exchange Agreement to “Effective Date” and words of similar meaning, including the effective date as set forth on the cover page of the Share Exchange Agreement, shall be amended to read “February 15, 2023”.

2. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

3. Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Share Exchange Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Share Exchange Agreement as modified or amended hereby.

4. Share Exchange Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Share Exchange Agreement and the terms and conditions thereof shall remain in full force and effect.

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5. Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

6. No Presumption from Drafting. This Agreement has been negotiated at arm’s- length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

7. Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

8. Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date set forth on the first page hereof to be effective as of the Effective Date.

“The Company”

American International Holdings Corp.

By:
Name:	Jacob Cohen
Title:	Chief Executive Officer

“Cycle Energy”

Cycle Energy Corp.

BY:
Name:	Mike McLaren
Title:	Chief Executive Officer

“CYCLE ENERGY SHAREHOLDER”

Marble Trital, Inc.

By:
Name:	Mike McLaren
Title:	President

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